Exhibit 99.2

Jamba, Inc. Announces Refranchising Initiative Involving Up to 114 Company Stores in the California Market

Company Accelerates Move to Asset Light Model

EMERYVILLE, Calif, November 4, 2014 – Jamba, Inc. (NASDAQ: JMBA), a leading healthy, active lifestyle brand, announced today the launch of an accelerated refranchising initiative in the California market that is expected to involve approximately 114 Jamba Juice store locations.

“Refranchising up to 114 locations throughout our core California market is another step significant in achieving our Company’s asset light mission.,” said James D. White, chairman, president and CEO of Jamba, Inc. “We expect that this initiative, along with our franchise recruiting initiative, enables us to accelerate our progress as we move towards an 80% plus franchise-to-Company-owned model in the near term. We believe pursuing an asset light model allows the Company to enhance its focus on growth initiatives while also driving down expenses.”

Over 100 of the locations the Company is looking to refranchise are in the San Francisco, Sacramento and San Diego markets. The remaining locations are in other markets throughout the state.

About Jamba Juice Company

Founded in 1990, Jamba, Inc. is a leading restaurant retailer of better-for-you, specialty beverage and food offerings, which include great tasting, whole fruit smoothies, fresh squeezed juices and juice blends, hot teas, and a variety of food items including hot oatmeal, breakfast wraps, sandwiches, Artisan Flatbreads™, baked goods, and snacks. As of September 30, 2014, there were 862 Jamba Juice store locations globally. Jamba is a proud sponsor of "Team Up for a Healthy America" in the fight against childhood obesity and encourages fans to join the Team Up community of celebrities, athletes, and other leaders committed to getting kids active and involved at www.myhealthpledge.com. Fans of Jamba Juice can find out more about Jamba Juice's locations as well as specific offerings and promotions by visiting the Jamba Juice website at www.JambaJuice.com or by contacting Jamba's Guest Services team at 1-866-4R-FRUIT (473-7848).

Forward-Looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact, any other estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the SEC. Many of such factors relate to events and circumstances that are beyond the Company’s control. You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

Contacts:

Investor Relations

Dara Dierks

646-277-1212

investors@jambajuice.com

Media Relations

Mike Fuccillo

510-596-0100 extension 7

mfuccillo@jambajuice.com